UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

Filed by the Registrant	☑
Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
☑	Definitive Additional Materials
Soliciting Material Pursuant to § 240.14a-12

AVIGEN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☑	No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	6.	Amount Previously Paid:

	7.	Form, Schedule or Registration Statement No.:

	8.	Filing Party:

	9.	Date Filed:

The Deal Pipeline published the following article online on March 19, 2009:

Plot thickens at Avigen auction
By Thomas Zadvydas

Avigen Inc. is trying to calm fickle stockholders while it fends off a pair of hostile bids.

The Alameda, Calif., development stage biotech announced Wednesday that it had issued a letter to shareholders urging them to reject proposals from San Francisco investment fund Biotechnology Value Fund LP to remove board members. Avigen said its independent proxy advisor Glass Lewis & Co. LLC had made the recommendation.

At issue is a Jan. 23 tender offer from BVF subsidiary BVF Acquisition LLC worth $20.9 million or $1 per share. The offer hinges on a change to Avigen's board, including the addition of BVF principal Mark Lampert.

Avigen also has a standing offer from San Diego biotech MediciNova Inc., which made an unsolicited bid worth 91 cents a share or about $27 million, on Dec. 23. That offer is due to expire April 3.

In Wednesday's letter to BVF, Avigen said it worried that the shareholder's activist stance would tangle up an auction process begun Dec. 22 — ironically 11 days after the shareholder wrote Avigen's board urging it to explore options to increase shareholder value.

"Avigen urges stockholders to reject BVF's proposal to remove the board and avoid re-starting the auction process or jeopardizing the strongest proposals currently under review," it said in the letter.

Avigen's chief business officer, Michael Coffee, said BVF's nominees were unqualified. "The slate of directors being proposed by BVF have no pharmaceutical operating experience," he said.

Coffee said the review, brought on by market reaction to the failed clinical trial of a multiple sclerosis drug, would close by the end of 2009.

MediciNova reaffirmed its bid Feb. 9 but its CEO Yuichi Iwaki wrote Avigen's board on March 12, accusing the company of purposefully blocking MediciNova from the auction.

"Based upon proxy disclosure materials, it is now very clear that your management team is intentionally excluding MediciNova from your competitive M&A process," Iwaki wrote.

Coffee said his company is still evaluating MediciNova's bid.

BVF is an investment fund that specializes in biotechnology. It currently holds about 8.8 million shares for a 29% stake in Avigen and is its majority shareholder.

Avigen CEO Ken Chahine said on a Feb. 11 earnings call that his company had four offers it was considering, including the MediciNova bid.

Coffee said there are now six offers, including MediciNova's, but would not identify them.

BVF officials declined comment. MediciNova officials could not be reached for comment.

Founded in 1992, Avigen is a biotechnology company which develops drugs to treat neurological and neuromuscular disorders. It has a market capitalization of $32 million.

MediciNova also produces drugs for a wide variety of uses. It has a market cap of $22 million.

Avigen tapped Ben Perkins of Pacific Growth Equities LLC and Andy Singer of RBC Capital Markets to head up the auction process. Brett White of Cooley Godward Kronish LLP is outside counsel.

Avigen shares were trading at $1.07 Thursday. MediciNova shares were at $1.81.